THIS IS AN IMPORTANT LEGAL DOCUMENT. PLEASE CONFER WITH A LAWYER OR OTHER TRUSTED ADVISOR BEFORE SIGNING THIS DOCUMENT

October 17, 2019

VIA EMAIL DELIVERY

Charles Schneider Jr.

Re: Severance Agreement and Release

Dear Chuck:

This letter supersedes the previous Severance Agreement and Release letter dated October 11, 2019 and summarizes the terms of your separation from employment with KonaTel, Inc. (the "Company"). The purpose of this letter (also referred to as the "Agreement") is to establish an amicable arrangement for ending your employment relationship, to release the Company from all legally waivable claims and to permit you to receive severance pay and related benefits.

By signing this Agreement, you will be giving up valuable legal rights. For this reason, it is very important that you carefully review and understand the Agreement before signing it. The deadline for accepting this Agreement is twenty-one (21) days from October 11, 2019. If you do not sign and return this document within the twenty-one (21) day period, this offer of severance and benefits will expire. The Company encourages you to take advantage of this period of time by consulting with a lawyer before signing the document and you acknowledge having consulted with a lawyer for this purpose.

The terms of your separation are as follows:

1. **Employment Status and Final Payments:**

   a. Termination Date: Your termination from employment with the Company was effective as of October 15, 2019 (the "Termination Date"). As of the Termination Date, your salary stopped, and any entitlement you had or might have had under a Company-provided benefit plan, program, contract or practice terminated, except as required by federal or state law.

   b. Final Wages: You acknowledge having received a check or direct deposit on the Termination Date for all earned salary and for all accrued but unused vacation time. The Company also shall reimburse you for any unreimbursed business expenses incurred by you prior to the Termination Date in accordance with its standard expense reimbursement policy as long as such request for reimbursement complies with the policy and is received no later than seven (7) days from the Effective Date of this Agreement (as defined in Section 10 below).

2. **Consideration:** In exchange for, and in consideration of, your full execution of this Agreement, and after the seven (7) day revocation period set forth in Section 10 has expired without being exercised, the Company agrees as follows:

13601 Preston Rd., STE E816
Dallas, TX 75240
Main: (214) 323-8410
www.konatel.com

a. The Company agrees to continue to pay you one hundred percent (100%) of your monthly salary in the amount of $16,666.66, until December 31, 2019, less applicable federal, state and/or local withholding and/or payroll taxes.

b. Regardless of whether you execute this Agreement, and provided you timely complete the required election forms (which will be provided to you shortly), you are eligible to continue receiving group medical and/or dental insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). If you execute and do not rescind this Agreement, the Company will pay that part of the COBRA premiums equivalent to the health and dental insurance premiums it would have paid on your behalf had you remained employed by the Company until December 31, 2019, after which you may, at your own expense, continue participation in COBRA for the balance of time provide by the statute (provided, however, the "qualifying event" under COBRA shall be deemed to have occurred on the Termination Date).

c. It is understood that there will be no continuation of any other benefits (e.g., vacation or leave) after the Termination Date.

3. **Release: This section of the Agreement is a release of legal claims. In this section, you are agreeing to release your right to sue the Company and the other releasees defined below for all claims that arose up to the date of the Agreement. Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.**

a. In exchange for the amounts and benefits described in Section 2, which you are not otherwise entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the Company Releasees, from any and all legally waivable claims that you have or may have against the Company Releasees. Other than as permitted in Section 3(d) below, this means that by signing this Agreement, you are agreeing not to bring a legal action against the Company Releasees for any type of claim arising from conduct that occurred any time in the past and up to and through the date you sign this document. "Company Releasees" is defined to include (i) the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns; (ii) all of the existing direct and indirect shareholders of the Company and all affiliates thereof; and, (iii) as to each of those individuals and entities set forth in Paragraph 3(a)(i) and (ii), all of their respective current and former employees, officers, directors, partners, members, attorneys and/or agents, both individually and in their official capacities.

b. This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Agreement that arises from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender

13601 Preston Rd., STE E816
Dallas, TX 75240
Main: (214) 323-8410
www.konatel.com

identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law. This release also includes any claim you may have against the Company Releasees for breach of contract (including that certain employment agreement between you and the Company dated July 1, 2016), whether oral or written, express or implied; any tort claims; any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.

c. For avoidance of doubt, by signing this Agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3(d) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964, The Americans With Disabilities Act ("ADA"), The ADA Amendments Act, The Equal Pay Act, The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, The Worker Adjustment and Retraining Notification Act ("WARN"), The Genetic Information Non-Discrimination Act ("GINA"), The Employee Retirement Income Security Act ("ERISA"), as well as any other discrimination and employment statutes that may apply to you, including any state and local statutes.

d. This release does not include any claim under the workers compensation or unemployment compensation statutes or any other claim, which, as a matter of law, cannot be released by private agreement. Also, this Agreement is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission (the "EEOC"), or any comparable state or local agency, to enforce the laws within their jurisdiction. Notwithstanding the foregoing, with respect to any claim that cannot be released by private agreement, including without limitation any action commenced by the EEOC or any other federal, state, or local government entity on your behalf, you specifically waive and release your right to recover, if any, monetary damages or other benefits or remedies of any sort whatsoever arising from the governmental action or third party action.

e. You represent to each of the Company Releasees that at no time prior to or contemporaneous with your execution of this Agreement have you filed or caused or knowingly permitted the filing or maintenance, in any federal, state or local court or administrative agency, any legal claim or action against the Company Releasees.

f. You are the holder of an incentive stock option pursuant to that certain Incentive Stock Option Agreement dated December 18, 2017 ("Option"), wherein you were granted the rights to purchase up to 1,500,000 of the common shares of the Company (formerly known as Dala Petroleum Corp). As of the date hereof, only 500,000 of said common shares have been fully vested. (See Section 5 of the Option); and the Company agrees to amend such Incentive Stock Option Agreement to include a customary "cashless exercise" provision with respect to such 500,000 share option. Accordingly, your option to acquire the remaining 1,000,000 common shares is unvested and is hereby terminated as of the date of this letter.

13601 Preston Rd., STE E816
Dallas, TX 75240
Main: (214) 323-8410
www.konatel.com

4. **Accord and Satisfaction:** Except as to any unreimbursed business expenses, the amounts set forth above in Sections 1 and 2 will be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, commissions, severance pay, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums.

5. **Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:** Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

   a. in consideration for the amounts described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed;

   b. you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

   c. you are advised to consider the terms of this Agreement carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Agreement;

   d. you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and,

   e. in entering into this Agreement, you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

6. **Period for Review and Consideration of Agreement:**

   a. You acknowledge that you were informed and understand that you have twenty-one (21) days to review this Agreement and consider its terms before signing it.

   b. The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

7. **Company Files, Documents and Other Property; Post-Employment Obligations:**

   a. You agree that on or before October 31, 2019, you will return all Company owned equipment (except as stated in paragraph 7(b) below), materials, confidential information including any computer login credentials (login and password), file passwords or other security/encryption protection for any files, emails, spreadsheets or any electronic documents you may have created or modified during your employment, and any other Company property currently in your possession or under your control.

13601 Preston Rd., STE E816
Dallas, TX 75240
Main: (214) 323-8410
www.konatel.com

You also agree that you will continue to abide by the obligations set out in the July 1, 2016 Employment Agreement at Section 4.0 ("Trade Secrets"), and that such covenants shall survive both the termination of your employment and the execution of this Agreement.

b. You may retain the following Company owned equipment.
   1. One Dell Latitude E7470 Laptop Computer Serial Number 1W82NC2, provided, however, you must remove all Company information from the laptop computer prior to taking possession.
   2. One Dell Latitude Laptop Docking Station
   3. Two Acer Model NK242HYL Computer Monitors, Serial Numbers 62503907424 and 62503908124
   4. One Logitech K520 Keyboard and Mouse
   5. One HP LaserJet Pro M402n Printer, Serial Number PHBHB42754

8. Future Conduct:

a. Non-Solicitation of Customers. You agree that, for a period of one (1) year following the Termination Date, you will not on your own behalf or on behalf of any other person, firm or entity, solicit or cause to be solicited any Customer of the Company. You understand that this restriction precludes you from making available the names, phone numbers or backgrounds of Customers of the Company or lists thereof to any person or entity for the purpose of solicitation. Customers means any individual, company, firm, partnership, corporation or any other entity that purchased or purchases wireless network, data or telephone services from the Company.

b. Non-Solicitation of Employees. You agree that, for a period of one (1) year following the Termination Date, you will not on your own behalf or on behalf of any other person, firm or entity, directly or indirectly, hire, solicit, retain, or encourage to leave a relationship with the Company (or assist any other person or entity in hiring, soliciting, retaining or encouraging) any person who is an employee of the Company, or any agency that provides services for the Company. This Non-Solicitation of Employees restriction 8(b) shall not apply to your solicitation of Company's current employee, Mr. Terry Bleistein.

c. Non-disparagement: Other than as permitted in Section 3(d) above, you agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its officers, directors or employees; the products, services or programs provided or to be provided by the Company; the business affairs, operation, management or the financial condition of the Company; or the circumstances surrounding your employment and/or separation of employment from the Company; and the Company agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning you to the same extent that you have agreed not to make any such comments.

d. Confidentiality of this Agreement: Other than as permitted in Section 3(d) above, you agree that you will not disclose, divulge or publish, directly or indirectly, any information

regarding the substance, terms or existence of this Agreement and/or any discussion or negotiations relating to this Agreement, to any person or organization other than your immediate family and accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services; and except as otherwise may be required by the Company under its reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and specifically by Form 8-K of the Securities and Exchange Commission (the "SEC"), the Company will not disclose, divulge or publish, directly or indirectly, any information regarding the substance, terms or existence of this Agreement and/or any discussion or negotiations relating to this Agreement, to any person or organization other than its directors and executive officers and accountants or attorneys when such disclosure is necessary for approval by such directors or officers or the accountants or attorneys to render professional services.

e. Employment Reference: In the event the Company receives a request concerning your employment with the Company, the Company will verify only the dates of employment and job titles unless required by law to provide any additional information or unless you authorize the Company or the approved verification of employment vendor to provide certain additional information.

9. Representations and Governing Law:

a. This Agreement sets forth the complete and sole agreement between the parties regarding the subject matter addressed in this document and supersedes any and all other agreements or understandings, whether oral or written, regarding the subject matter addressed in this document. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the Chairman of the Company and you.

b. If any provision of this Agreement is held invalid, void or voidable as against public policy or otherwise, the invalidity will not affect other provisions which may be given effect without the invalid provision. To this extent, the provisions of this Agreement are declared to be severable. The language of all parts of this Agreement will in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

c. This Agreement and any claims arising out of this Agreement will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of laws of Texas. Any claims or legal actions by one party against the other will be commenced and maintained in state or federal court located in Texas, and you submit to the jurisdiction and venue of any such court.

d. You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company will inure to the benefit of the Company's successors and assigns.

e. The Company Releasees are intended third-party beneficiaries of the release in this Agreement, and the release may be enforced by each of them. Your heirs are also

13601 Preston Rd., STE E816
Dallas, TX 75240
Main: (214) 323-8410
www.konatel.com

intended to be third party beneficiaries with respect to the severance benefit in the event of your death.

10. **Effective Date:** You may revoke this Agreement for a period of seven (7) days after signing it. In order to revoke the Agreement, you must submit a written notice of revocation to D. Sean McEwen, Chairman, located at 13601 Preston Rd. STE E816, Dallas, TX 75240 (sean@konatel.com). This written notice may be sent by mail, email or hand-delivery but must be received by **Mr. McEwen** no later than the seventh day. The Agreement will not become effective or enforceable, and no payments will be made, until this revocation period has expired ("Effective Date") without being exercised.

If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.

Very truly yours,

KONATEL, INC.

By: D. Sean McEwen

D. SEAN MCEWEN, CHAIRMAN

I REPRESENT THAT I HAVE READ THE THIS AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THE AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE AGREEMENT. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

Charles L. Schneider Jr.

CHARLES L. SCHNEIDER, JR.

Date: October 17, 2019

13601 Preston Rd., STE E816
Dallas, TX 75240
Main: (214) 323-8410
www.konatel.com